Exhibit 10.92
MANAGING DIRECTOR AGREEMENT
This Agreement (“Agreement”) is between BearingPoint, Inc., (“BearingPoint”) and Laurent Lutz (“You” and all similar references) as of February 24, 2006 (the “Effective Date”):
1. Employment. You accept employment on the terms of this Agreement from the Effective Date until the end of your employment with BearingPoint in accordance with Section 6. By signing this Agreement, you agree to: (a) devote your professional time and effort to BearingPoint’s business and to refrain from professional practice other than on account of or for the benefit of BearingPoint; (b) perform any and all work assigned to you by BearingPoint faithfully and to the best of your ability at such times and places as BearingPoint designates; (c) abide by all policies of BearingPoint, current and future, including the Equal Employment Opportunity policy attached as Exhibit A, and the Anti-Harassment policy attached as Exhibit B, (d) abide by the Confidentiality and Intellectual Property Agreement attached as Exhibit C, and (e) abide by the terms of the Consent Form, concerning personal data, attached as Exhibit D. The parties hereto confirm that they believe you are not currently bound by any agreement that could prohibit or restrict you from being employed by BearingPoint to perform any of your duties that are contemplated to be performed under this Agreement.
2. Compensation and Benefits. As of the Effective Date, BearingPoint will pay you a base salary, less required and authorized withholding and deductions, payable in installments in accordance with BearingPoint’s normal payroll practices. From time to time, BearingPoint may adjust your salary and other compensation in its discretion. During your employment, you will be eligible to participate in any employee compensation or benefit plans (including group medical and 401(k)), incentive award programs, and stock option plans, any applicable employee stock purchase plan and to receive other fringe benefits that BearingPoint may decide to make generally available to employees in your position. BearingPoint may amend or discontinue any of its plans, programs, policies and procedures at any time for any or no reason with or without notice.
You agree that in order to receive any stock options, you will be required to enter into a separate stock option agreement which will provide (among other things) for the termination of your stock options and a payment to BearingPoint or its designee of some or all of your gain if you violate Sections 1(d), 3, 6(b), or Exhibit C.
3. Covenants. In consideration of your employment and eligibility for stock options, restricted stock units and other equity rights, you agree to the following obligations which are reasonably designed to protect BearingPoint’s legitimate business interests without unreasonably restricting your ability to earn a living after leaving BearingPoint. The wishes or preferences of a Client or Prospective Client (defined below) are not relevant to or admissible in any dispute under Sections 3 or 4:

(a) While employed with BearingPoint and until 2 years after your termination or resignation, you cannot enter a relationship or venture to provide BearingPoint Services anywhere in the world for the benefit of an entity other than BearingPoint. A relationship or venture is defined as an association with (i) another management group member of BearingPoint (or other comparable individual), or (ii) any individual who was a management group member of BearingPoint (or other comparable individual) within 12 months before your termination or resignation or 12 months before you seek to perform BearingPoint Services with such an individual, whichever is later.
(b) While employed with BearingPoint and for 2 years after your termination or resignation, you shall not, directly or indirectly: (i) perform, provide or assist any “Competing Entity” as that term is defined in Section 5 below, in performing or providing BearingPoint Services for any Client or Prospective Client; or (ii) solicit or assist any entity in soliciting any Client or Prospective Client for the purpose of performing or providing any BearingPoint Services. Without limitation whatsoever to the foregoing, you expressly acknowledge and agree that for the purpose of providing, or assisting any Competing Entity in providing, BearingPoint Services, your calling upon, meeting with, making presentations to, or having business related discussions with, Clients and Prospective Clients of BearingPoint, within such 2 years of ceasing, for whatever reason, to serve as the General Counsel of BearingPoint will necessarily constitute a violation of this Subsection 3(b), immediately entitling BearingPoint to pursue all legal and equitable remedies available.
(c) While employed with BearingPoint and for 2 years after your termination or resignation, you shall not, directly or indirectly, accept employment or a contract for the provision of services, with any Competing Entity.
(d) While employed with BearingPoint and for 2 years after your termination or resignation, you shall not, directly or indirectly solicit, employ or retain (or assist another entity in doing so) any employee of BearingPoint or any former employee who left BearingPoint within 12 months before or after your termination or resignation to perform BearingPoint Services with you or any entity or person associated with you.
4. Remedies. In addition to any other remedies that may be available to BearingPoint for breach of this Agreement, you agree to the following obligations and accept the following consequences for breaching Section 3. You agree that BearingPoint will suffer damages as a result of your breach of Section 3 that are difficult to calculate and that the payments required by Section 4 are a reasonable forecast of the damages likely to result and are not a penalty of any kind. In particular, you agree that your total compensation is based on your value to BearingPoint, and that it reflects your efforts at developing and maintaining client and employee relationships on behalf of BearingPoint.
(a) If you breach Section 3(b)(i) or (ii), you will, in addition to any payments under Sections 4(b), pay BearingPoint or its designee 50% of the gross fees and other amounts paid or payable during the 3 years after the breach to you or any other entity associated with you, by any Client or Prospective Client that was solicited or provided with services in violation of Section 3(b)(i) or (ii). These payments will be made in cash within thirty days after payment by the Client or Prospective Client.
(b) If you breach Section 3(d), you will, in addition to any payments under Sections 4(a), pay BearingPoint or its designee 100% of the total compensation (including salary and bonus) paid or payable by BearingPoint to the solicited, employed or retained employee during: (i) the 12 months before your breach of Section 3(d); or (ii) in the case of a former employee, the 12 months before the employee left BearingPoint. These payments will be made in not less than quarterly cash installments over the 24 months following such breach.
5. Certain Definitions.
“Cause” means any of the following conduct by you: (I) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (II) commission or conviction of any felony, or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor; (III) engagement in any activity that you know or should know could harm the business or reputation of BearingPoint; (IV) material failure to adhere to BearingPoint’s corporate codes, policies or procedures; (V) continued failure to meet performance standards as determined by BearingPoint over two consecutive performance review periods; (VI) a breach or threatened breach of any provision of Sections 1(d), 3 or Exhibit C, or a material breach of any other provision of this Agreement if the breach is not cured to BearingPoint’s satisfaction within a reasonable period after BearingPoint provides you with notice (to your address on BearingPoint’s records) of the breach (no notice and cure period is required if the breach cannot be cured); or (VII) violation of any statutory, contractual, or common law duty or obligation to BearingPoint, including without limitation the duty of loyalty.
“Client” means any entity that is or was a client of BearingPoint (which includes any subsidiary of BearingPoint throughout this definition) at or within 12 months before the time you seek to represent a competitive enterprise or entity, or solicit or perform services for such client and that, within 2 years before your termination or resignation, you (I) performed BearingPoint Services for or on behalf of BearingPoint, or a related or affiliated entity, or (II) had contact with, knowledge of, or access to Proprietary Information (as defined in Exhibit C) or other information concerning the client, in connection with your BearingPoint employment.
“BearingPoint” as used throughout this Agreement includes any successor to, or subsidiary of BearingPoint with which you become employed or associated (except as more broadly defined elsewhere in this Agreement).
“BearingPoint Services” means the managed services, business strategy consulting services, systems integration and information technology operations services, conducted and provided by BearingPoint.

“Competing Entity” means any of the following entities, their affiliates, subsidiaries, and successors: Accenture Ltd., Answerthink, Booz Allen, Cambridge Technology Partners (CTP), Computer Sciences Corporation (CSC), Deloitte Consulting, EDS, Cap Gemini Ernst & Young, KPMG LLP, Anteon, SAP, Hewlett-Packard, IBM, Lucent Technologies, Oracle, PricewaterhouseCoopers, Unisys, US Web, and Ernst & Young.
“Prospective Client” means any entity that is not a Client but with respect to whom, within 1 year before your termination or resignation, you (I) conducted, prepared or submitted, or assisted in conducting, preparing or submitting, any proposal or client development or marketing efforts on behalf of BearingPoint (which includes any subsidiary of BearingPoint throughout this definition), or a related or affiliated entity, or (II) had contact with, knowledge of, or access to Proprietary Information or other information concerning the prospective client, in connection with your BearingPoint employment.
6. Termination and Resignation. (a) Your employment is terminable at will. BearingPoint may terminate your employment for Cause effective immediately upon written notice (to your address on BearingPoint’s records). You will be entitled to earned and unpaid base salary and payment for any earned and unused personal days through the termination date (in the case of performance deficiencies, you also will receive an additional payment as provided below).
BearingPoint also may terminate your employment other than for Cause or for no reason, effective upon written notice (to your address on BearingPoint’s records) or any later date specified in the notice. In this case, you will be entitled to all earned and unpaid base salary through the termination date. BearingPoint will also pay you for any earned and unused personal days and an additional amount of severance pay which, when added to your personal days payment (if any), totals 3 months pay at your then current base salary. All of the payments in this Section 6(a) are less required and authorized withholding and deductions. BearingPoint, in its sole discretion, may elect any method or manner of payment under this provision, and may also require you to perform services, as detailed in Section 1 of this Agreement, during the period of time prior to your specified termination date. In the event you qualify for payment under any of the provisions of the employment letter entered into by you and BearingPoint on February 24, 2006 (the “Employment Letter”) as a result of your termination or resignation of employment, you shall not be eligible to receive any payment under the provisions of this Managing Director Agreement.
(b) You may voluntarily terminate your employment with BearingPoint upon 3 months prior written notice directed to BearingPoint’s Human Resources Department. Without limiting any other remedies, if you breach this Section 6(b), you will pay BearingPoint or its designee 25% of the total compensation (including salary and bonus) paid or payable to you on an annualized basis by BearingPoint during the fiscal year in which your breach occurs. These payments will be made in not less than quarterly cash installments over the 24 months following your breach.

(c) You agree to provide all assistance requested by BearingPoint in transitioning your duties, responsibilities and client and other BearingPoint relationships to other BearingPoint personnel, both during your employment and after your termination or resignation.
7. Arbitration. All disputes between you and BearingPoint (which includes any subsidiary of BearingPoint throughout this Section 7) shall be resolved by arbitration in Virginia. Arbitrable disputes include without limitation employment and employment termination claims and claims by you for employment discrimination, harassment, retaliation, wrongful termination, or violations under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, or the Employee Retirement Income Security Act, under any other federal, state, foreign or local law, regulation, ordinance, executive order, constitution, or under common law.
Arbitrations shall take place before a panel of three arbitrators which shall consist of one person selected by each of the two sides to the dispute and the third person jointly selected by the other two arbitrators. The arbitration panel shall have no authority to modify this Agreement (except pursuant to Section 12) or to award punitive or exemplary damages. BearingPoint may, without waiving its right to compel arbitration, and without securing or posting any bond, seek injunctive or other provisional relief from a court of competent jurisdiction in aid of arbitration, to prevent any arbitration award from being rendered ineffectual, to protect BearingPoint’s confidential information or intellectual property or for any other purpose in the interests of BearingPoint. The courts of Virginia or any court of competent jurisdiction in any other state will have jurisdiction over any proceeding relating to arbitrations, and may enter judgment on any arbitration award rendered or grant judicial recognition of the award or an order of enforcement. You agree to reimburse BearingPoint upon demand for any and all costs (including, without limitation, attorneys’ fees and court costs) incurred by BearingPoint in enforcing any of its rights under this Agreement.
8. Survival. Sections 1(d), 1(e), 2 through 14, and Exhibits C and D shall survive any termination of this Agreement or your employment (including your resignation).
9. Entire Agreement. This Agreement is the entire agreement between you and BearingPoint regarding these matters and supersedes any verbal and written agreements on such matters. In the event of a conflict between the main body of this Agreement and the Exhibits, the main body of the Agreement shall control. This Agreement may be modified only by written agreement. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms. In the event of a conflict between the provisions of this Managing Director Agreement and the provisions of the Employment Letter accepted by you and which resulted in your employment with BearingPoint, the terms of the Employment Letter shall control.
10. Choice of Law/Conflicts. This Agreement shall be governed by the laws of the Commonwealth of Virginia. You and BearingPoint consent to the jurisdiction and venue of any state or federal court in the State of Virginia and agree that any permitted lawsuit may be brought to such courts or other court of competent jurisdiction. Each party hereby waives, releases and agrees not to assert, and agrees to cause its affiliates to waive, release and not assert, any rights such party or its affiliates may have under any foreign law or regulation that would be inconsistent with the terms of this Agreement as governed by Virginia law.
11. Waiver. Any party’s waiver of any other party’s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision.
12. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not nullify the validity of the remaining provisions of this Agreement. If any provision of this Agreement is determined by a court or arbitration panel to be overly broad in duration, geographical coverage or scope, or unenforceable for any other reason, such provision will be narrowed so that it will be enforced as much as permitted by law.
13. Assignment and Beneficiaries. This Agreement only benefits and is binding on the parties and their respective affiliates, successors and permitted assigns provided that you may not assign your rights or duties under this Agreement without the express prior written consent with the other parties. BearingPoint may assign any rights or duties that it has, in whole or in part, to other affiliated or subsidiary entities without your consent.
14. Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.
The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:
For BearingPoint, Inc.:
Harry L. You
Chief Executive Officer
Laurent Lutz: ___________________________

EXHIBIT A
Equal Employment Opportunity
It is the policy of BearingPoint (“BearingPoint”) to provide equal employment opportunity for all applicants and employees. BearingPoint does not unlawfully discriminate on the basis of race, color, religion, sex, national origin, age, disability, Vietnam veteran status, or any other legally protected classification. BearingPoint also makes reasonable accommodations for disabled employees. An employee who believes he or she has a disability and requires an accommodation should inform his/her Human Resources Consultant so that the employee’s request can be evaluated. BearingPoint prohibits the harassment of any individual and further prohibits the harassment of any individual based on any of the aforementioned legally protected classifications. Unlawful discrimination or harassment shall not be tolerated by BearingPoint.
This policy applies to all areas of employment including, but not limited to, recruitment, recruitment advertising and/or other communications media, hiring, rates of pay and other compensation, benefits, overtime, promotions, transfers, demotions, training, layoffs, or terminations, recalls, disciplinary actions and all other terms, conditions, or privileges of employment.
BearingPoint, as required by law, will establish a written affirmative program to strive for best utilization of minorities, the disabled, women, and veterans throughout our workforce. The results will be reviewed no less than annually and adjusted appropriately to meet stated goals. The coordinator of this program is Natalie McCleaf, Managing Director of Global Human Resources.
The coordinator will be responsible for ensuring the creation of the program with the inclusion of its multiple requirements, the development of an audit procedure to measure the effectiveness of the program, and the facilitation of the annual status presentation to the executive management group.
Each employee is required to abide by this policy and assist with its enforcement. Violation of this policy will result in disciplinary action, up to and including termination of employment. If an employee believes that he/she has been the unlawfully discriminated against in an employment matter, please direct your concerns to your managing director or to Claudia Boykin, the Equal Employment Opportunity coordinator for BearingPoint. A prompt and thorough investigation shall be conducted and a determination made as to the appropriate management response. Full cooperation by each employee asked to assist during an investigation is required, and no reprisals shall result from the reporting, or assisting in the investigation of, concerns related to this policy. Concerns or complaints of any retaliation should be directed to the Managing Director of Global Human Resources immediately.

EXHIBIT B
Anti-Harassment Policy
BearingPoint (“BearingPoint”) prohibits sexual or other unlawful harassment of its employees, vendors, clients or applicants, whether engaged in by company personnel, clients, customers, vendors, or others. This policy also prohibits employment actions that are based on an employee’s submission to or rejection of unwelcome sexual advances or other behavior prohibited by this policy. This policy applies at BearingPoint facilities and at other locations where our employees conduct business or socialize, such as client sites, or at company or client sponsored business and social functions.
Sexual harassment is viewed as a form of employee conduct that undermines the integrity of the employment relationship. For purposes of this policy, sexual harassment is defined as sexual behavior that is unwelcome, is personally offensive, and/or creates a hostile, intimidating or offensive work environment. BearingPoint will not tolerate sexual harassment by anyone - supervisors, employees, vendors, or clients.
Some examples of sexual harassment are:
• Unwelcome or unwanted sexual advances. This includes patting, pinching, brushing up against, hugging, cornering, kissing, or any other similar physical contact considered unwelcome by another individual.
• Requests or demands of sexual favors. This includes subtle or blatant expectations, pressures, or requests of any type of sexual favor accompanied by an implied or stated promise of preferential treatment or negative consequences concerning one’s employment.
• Verbal abuse or kidding that is sex-oriented and considered unwelcome by another person. This includes comments about an individual’s body or appearance (where such comments go beyond a mere compliment); off-color jokes that are clearly unwanted or considered offensive by others; or any other tasteless, sex-oriented comments, innuendoes, or offensive actions.
• Any sexually oriented conduct that would unreasonably interfere with another’s work performance. This includes extending unwanted sexual attention to someone which reduces personal productivity.

• Participation in fostering a work environment that is intimidating, hostile, or offensive because of unwelcome or unwanted sexually oriented conversation, suggestions, requests, demands, physical contacts, or attention.
• Possession in the workplace or display of sexually suggestive objects or pictures; emails, internet sites, or other correspondence with sexually suggestive content.
• Tangible employment decisions made because of or influenced by an individual’s compliance with or refusal to comply with sexual demands.
This policy also expressly prohibits behavior that harasses an employee or applicant on the basis of his or her race, color, creed, religion, age, gender, national origin, citizenship status, marital status, sexual orientation, disability, veteran status, or other category protected by federal, state, or local law. Forms of such harassment can include physical, verbal and nonverbal behavior that harasses, disrupts, or interferes with an employee’s work performance or in any way creates or contributes to an intimidating, hostile or offensive work environment. This behavior includes, by way of example only, epithets, slurs, off-color jokes, threats, or posters, cartoons, emails, or drawings that are insulting, degrading, derogatory or ridiculing of one based on his or her protected status.
Behavior prohibited by this policy often can occur without the knowledge of others and what one may regard as offensive, another may not. For the company to effectively implement this policy, all persons must respond to and report behavior that violates this policy. Cooperation in preventing this type of conduct is essential.
If you believe that you have been subjected to inappropriate sexual or other behavior, you should immediately tell the offender that his or her behavior is offensive and must cease.. In addition, or instead, if such a direct approach is ineffective or impractical under the circumstances, you must report such behavior to one of the persons identified below. If you have reason to believe that another employee of the company has been subjected to or has engaged in behavior that violates this policy, you should also immediately inform one of the individual’s identified below.
BearingPoint will investigate, promptly and thoroughly, any such complaint or report of inappropriate behavior. Complaints and investigations will be handled in a confidential manner consistent with the need to investigate and take corrective action.
Complaints should be directed to either of the following persons:
Natalie McCleaf
Managing Director, Global Human Resources
703-747-5474
Claudia Boykin
EEO Manager
703-747-3522

In response to a meritorious complaint, BearingPoint will, as necessary or appropriate, take disciplinary action against anyone found in violation of this policy, up to and including termination of employment.
Overall responsibility for the company’s Equal Employment Opportunity (EEO) and sexual harassment policy has been assigned to Claudia Boykin, BearingPoint’s Employee Relations Manager, Human Resources. She is responsible for the implementation and enforcement of this policy, and reports directly to Natalie McCleaf, Managing Director, Global Human Resources.
Every employee may access this confidential system without fear of reprisal. This policy also prohibits retaliation against anyone who in good faith complains under this policy or participates in an investigation. Full cooperation by each employee asked to assist during any investigation pursuant to this policy is required. Complaints of retaliation (actual, threatened or feared) also should be directed to one of the individuals identified above.
EXHIBIT C
Confidentiality And Intellectual Property Agreement
As a material part of the consideration for my employment by BearingPoint, (“BearingPoint”) and the salary and other compensation that I shall receive during my employment, I acknowledge and agree that, by my signature on the document to which this Confidentiality and Intellectual Property Agreement (“Agreement”) is attached as an exhibit, I also agree to this Agreement’s terms:
1. (a) I will, both during my work for BearingPoint and thereafter, hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any Proprietary Information (as defined below) to any person or entity, or utilize any Proprietary Information for any purpose, except in the course of my work for BearingPoint for BearingPoint’s sole benefit, except as required by applicable law. In addition, I will not remove, reproduce, summarize or copy any Proprietary Information except as expressly required by BearingPoint to enable me to perform my duties. I understand that this Section 1 is effective as of the commencement of my employment with BearingPoint or, if earlier, the date I acquired knowledge of any Proprietary Information.
(b) I will not, except as required by applicable law, knowingly use for the benefit of, or disclose to any person employed by, BearingPoint confidential information of any of my former employers or of any other third party or otherwise knowingly infringe any proprietary right of any third party. I represent and warrant that no contract, agreement or other obligation between or among me and any third party will interfere in any manner with my complete performance of my duties to BearingPoint or with my compliance with the terms and conditions of this Agreement. Without limiting the foregoing, if I have signed an agreement with a previous employer or other entity, relating to inventions and confidential information, I will expressly advise BearingPoint of same, and if so, whether I can or cannot furnish BearingPoint with a copy of said agreement.
(c) “Proprietary Information” as used in this Agreement means all information or material disclosed to or known by me as a consequence of my employment with BearingPoint (which term includes, for purposes of this entire definition, any affiliate of BearingPoint (“affiliate” includes without limitation, for purposes of this entire Agreement, subsidiaries and other related entities of BearingPoint)), including, without limitation, third party information that BearingPoint treats as confidential and any information disclosed to or developed by me or embodied in or relating to works for hire. Proprietary Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, ideas, inventions, concepts, software in various states of development and related documentation, designs, drawings, specifications, techniques, methodologies, models, data, source code, object code, documentation, diagrams, flow charts, research, development, processes, training materials, templates, procedures, “know-how,” tools, client identities, client accounts, web design needs, client advertising needs and history, client reports, client proposals, product information and reports, accounts, billing methods, pricing, data, sources of supply, business methods, production or merchandising systems or plans, marketing, sales and business strategies and plans, finances, operations, and information regarding employees. Notwithstanding the foregoing, information publicly known that is generally employed by the trade at or after the time I first learn of such information (other than as a result of my breach of this Agreement), shall not be deemed part of the Proprietary Information. In no event shall my rolodex and similar address books if and to the extent they contain only the names and contact information I have personally used while employed, or acquired prior to employment with BearingPoint, be considered Proprietary Information, except to the extent such items contain information which would otherwise be deemed Proprietary Information.
2. (a) All Works (as defined below) shall belong exclusively to BearingPoint whether or not fixed in a tangible medium of expression. Without limiting the foregoing, to the maximum extent permitted under applicable law, all Works shall be deemed to be “works made for hire” under the United States Copyright Act, and BearingPoint shall be deemed to be the author thereof. If and to the extent any Works are determined not to constitute “works made for hire,” or if any rights in the Works do not accrue to BearingPoint as a work made for hire, I hereby irrevocably assign and transfer to BearingPoint to the maximum extent permitted by law all right, title and interest in the Works, including all copyrights, patents, trade secret rights, and other proprietary rights in or relating to the Works. Without limiting the foregoing, I hereby irrevocably assign and transfer to BearingPoint all economic rights to the Works, including the rights to reproduce, manufacture, use, adapt, modify, publish, distribute, sublicense, publicly perform and communicate, translate, lease, import and otherwise exploit the Works. I shall have no right to exercise any economic rights to the Works. Without limiting the foregoing, I will not have the right to and will not reproduce, adapt, modify, publish, distribute, sublicense, publicly perform or communicate, translate, lease, import or otherwise exploit the Works, except as expressly authorized by BearingPoint. I expressly acknowledge and agree that I wish to remain anonymous and not to have my name or any pseudonym used in connection with the Works. I hereby approve any and all modifications, uses, publications and other exploitation of the Works that BearingPoint or any successor or transferee thereof may elect to make, and I expressly agree that no such modifications, uses, publications or exploitations will or may cause harm to my honor or reputation. I agree that no modification, use or publication of the Works by BearingPoint or any successor or transferee thereof will be deemed to constitute a distortion or mutilation of the Works. BearingPoint shall have the unrestricted right to transfer and convey any or all of BearingPoint’s rights in or relating to the Works to any person or entity.
(b) As applicable, this Agreement shall be construed in accordance with the provisions of Section 2870 of the California Labor Code (the text of which is set forth verbatim at the end of this Agreement) relating to inventions made by an employee. Accordingly, I understand that this Agreement is not intended and shall not be interpreted to assign to or invest in BearingPoint any of my rights in any inventions developed entirely on my own time without using BearingPoint’s equipment, supplies, facilities, or trade secret information, except for those inventions that either relate at the time of conception or reduction to practice of the inventions to the business of BearingPoint or the actual or demonstrably anticipated research or development of BearingPoint, or result from any work that I performed for BearingPoint.
(c) I will keep and maintain adequate and current written records of all inventions, original works of authorship, trade secrets or other Works in which rights vest in or are assigned to BearingPoint hereunder. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by BearingPoint. The records will be available to and remain the sole property of BearingPoint at all times.
(d) I will provide any assistance reasonably requested by BearingPoint to obtain United States or foreign letters patent and copyright registrations covering inventions, original works of authorship and other Works belonging or assigned hereunder to BearingPoint. I will execute any transfers of ownership of letters patent or assignments of copyrights or other proprietary rights transferred or assigned hereunder (including short form assignments intended for recording with the U.S. Copyright Office, the U.S. Patent and Trademark Office, or any other entity). I understand that my obligations under this Section shall survive any termination of this Agreement or of my employment in perpetuity, provided that BearingPoint will compensate me at a reasonable rate for time actually spent performing such obligations at BearingPoint’s request after such termination. If BearingPoint is unable for any reason whatsoever, including my mental or physical incapacity, to secure my signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations or on any document transferring or assigning any patent, copyright or other proprietary right that I am obligated hereunder to transfer or assign, I hereby irrevocably designate and appoint BearingPoint and its duly authorized officers and agents as my agent and attorney in fact, to act for and on my behalf and in my stead to execute and file any such applications and documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations or transfers or assignments thereof or of any other proprietary rights with the same legal force and effect as if executed by me. This appointment is coupled with an interest in and to the inventions, works of authorship, trade secrets and other Works to which any proprietary rights may apply and shall survive my death or disability.
(e) “Works” means (i) any inventions, trade secrets, ideas or original works of authorship that I conceive, develop, discover or make in whole or in part during my employment with BearingPoint (which term includes, for purposes of this entire definition, any affiliate of BearingPoint), and that relate to the business of BearingPoint or its actual or demonstrably anticipated research or development, (ii) any inventions, trade secrets, ideas or original works of authorship that I conceive, develop, discover or make in whole or in part during or after my employment with BearingPoint, and which are made through the use of any of BearingPoint’s equipment, facilities, supplies, trade secrets or time, or which result from any work that I perform or performed for BearingPoint or, and (iii) any part or aspect of any of the foregoing.
(f) For purposes of Sections 2(a), (b), (c) and (d) of this Agreement, the term BearingPoint shall mean (i) BearingPoint for any period of time during which I am employed by BearingPoint, and (ii) any affiliate of BearingPoint for any period of time during which I am employed by such affiliate.
3. I will return immediately to BearingPoint all property of BearingPoint and its affiliates (including without limitation all Proprietary Information, documents, notes and other work product) in my possession or control, including duplicates, when I leave my employment or whenever BearingPoint may otherwise require that such Proprietary Information and other property be returned.
4. I will comply, and do all things reasonably necessary to permit BearingPoint to comply, with the laws and regulations of all governments under which BearingPoint does business, and with the provisions of contracts between BearingPoint and any such government or its contractors, or between BearingPoint and any private contractors, that relate to intellectual property or to the safeguarding of information, including the signing of any confidentiality agreements required in connection with the performance of duties during my employment with BearingPoint.
5. I understand that this Agreement is not intended to and shall not be construed to constitute an express or implicit contract for employment for a specific duration of time and that my employment is and will at all times remain at-will (meaning that either I or BearingPoint may terminate my employment at any time for any or no reason) unless otherwise agreed in writing between me and an authorized BearingPoint representative.
6. I understand and agree that the provisions of this Agreement shall remain in full force and effect in accordance with their terms notwithstanding any termination of my employment with BearingPoint for any or no reason.

7. This Agreement constitutes the entire agreement between BearingPoint and me with respect to the subject matter hereof and supersedes all prior and/or contemporaneous understandings, agreements or communications, whether oral or written, on such subject matter, provided that the provisions of any other written agreement between BearingPoint and me shall remain in full force and effect in accordance with its terms.
8. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York.
9. This Agreement may not be amended or modified except in a written document signed by me and a duly authorized representative of BearingPoint. The waiver of any right hereunder shall not be binding unless set forth in a writing signed by the waiving party, and shall not bar the exercise of any other right or of the same right on any other occasion.
10. This Agreement shall be binding upon and inure to the benefit of me, BearingPoint and its affiliates, successors and assigns, provided, however, that I understand that I may not assign my rights or delegate my obligations under this Agreement without the express prior written consent of BearingPoint. Without limiting the foregoing, the rights of BearingPoint hereunder may be assigned in whole or in part without my consent to any of BearingPoint’s affiliates or to any other entity that, whether by merger or otherwise, acquires all or substantially all of the assets, business or stock of the office or branch in which I work.
11. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not affect the validity of the remaining provisions of this Agreement, and the parties shall substitute for the invalid provision a valid provision which most closely approximates the intent and economic effect of the invalid provision.
12. I acknowledge and understand that any breach by me of any of Sections 1, 2, 3 or 4 of this Agreement will cause BearingPoint and its affiliates to suffer irreparable harm for which damages are an inadequate remedy and are difficult to calculate. Accordingly, I agree that BearingPoint and its affiliates will be entitled, without limiting any other available legal or equitable remedies, to injunctive relief (without the need to post any bond or other security) to enforce the terms of Sections 1, 2, 3 and 4 and to prevent any breach or threatened breach of any of those Sections.
California Labor Code Section 2870. Employment Agreements; Assignment of Rights
(a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business or actual or demonstrably anticipated research or development of the employer; or
(2) Result from work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
EXHIBIT D
Consent Form
I acknowledge that BearingPoint and its affiliates, successors and assigns, (“BearingPoint”) hold or may collect, receive, store, record, hold and process certain personal information about myself and my dependents, including name, home address, telephone and fax number, personal email address, date of birth, social security number and/or other employee identification number, marital status, salary, citizenship, job title, resumes, applications, copies of school, college and university diplomas, background verification information and other information including shares of stock or directorship held in BearingPoint, details of all options or any other entitlement to shares of stock awarded, cancelled, vested, exercised, unvested or outstanding in my favor (“stock options”), information necessary to process worker compensation and other insurance claims, and other personal data, including sensitive data (“Personal Data”) which I have voluntarily disclosed or will voluntarily disclose to BearingPoint in the course of my application for employment or in the course of my subsequent employment.
I understand and agree that BearingPoint is transferring, may transfer and shall transfer Personal Data (i) among its affiliates as necessary for the purposes of, and in connection with, administration and management of my employment relationship with BearingPoint; and (ii) to third parties assisting BearingPoint in the administration and management of my employment relationship with BearingPoint, including without limitation to payroll management companies, 401 K and other pension plan companies, health insurance companies or agencies, stock plan administrators, credit card companies, background verification providers and others that have entered into vendor program agreements with BearingPoint for the provision of their services to BearingPoint and its employees. I also understand and agree that BearingPoint is transferring, may transfer and shall transfer

Personal Data for purposes of its legitimate business interests, including the pursuit of business opportunities with clients and potential clients.
I understand that the companies transferring my Personal Data and the recipients of my Personal Data, both BearingPoint affiliates and third parties, may be located in any country including any country outside of the United States or my country of origin and/or residence, including in the European Economic Area.
I hereby consent to the collection, reception, possession, use, processing and transfer by BearingPoint of my Personal Data, in electronic or any other form, including transborder transfer of Personal Data, for the purposes and to parties described above.
I understand that I am responsible to, and may, at any time, review certain of my Personal Data, by accessing BearingPoint’s web page and make any necessary amendments to it to ensure that my Personal Data is up to date, and that BearingPoint may not be held liable for any damages incurred by me as a result of BearingPoint use, processing and transfer of inaccurate Personal Data.
I hereby consent to having modifications to my Personal Data done in electronic format rather than in writing. If, however, wherever this option is available to me, I choose to send any requests for modifications of my Personal Data to BearingPoint other than in the electronic format, I acknowledge and agree that delays can occur in the processing by BearingPoint of this written request for modification and that additional BearingPoint employees and/or agents may have to access certain of my Personal Data for that purpose.
I agree to promptly notify BearingPoint in writing of any change in my Personal Data or any unauthorized use or unauthorized disclosure of my Personal Data.
I understand that I may, at any time, withdraw the consents hereby given to the processing by BearingPoint and/or its agents of my Personal Data by notifying BearingPoint in writing of such withdrawal. As a result of my consent withdrawal, in certain cases, I may no longer be eligible for certain benefits, including employment and/or employment benefits and services currently provided to me by BearingPoint and/or the third parties selected by BearingPoint to render such services.
I agree to abide by all policies of BearingPoint, including the Protection of Personal Data Policy as this Policy can be modified from time to time at BearingPoint’s sole discretion.